UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2007

ANDREW CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-14617	36-2092797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Westbrook Corporate Center, Suite 900, Westchester, IL 60154

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (708) 236-6600

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2007, Andrew Corporation (the “Company”) adopted a severance plan for executive officers (the “2007 Severance Plan”). Under the 2007 Severance Plan, the executive officers would be entitled to certain severance benefits upon termination of employment with the Company; provided, that the officer’s employment is terminated by the Company for reasons other than for cause or by the officer for good reason. The benefits that are provided on a covered termination, include (a) a severance payment equal to a multiple (ranging from 1x to 2.5x depending upon the executive’s position) of annualized base salary and target bonus, (b) benefit continuation for eighteen months or the severance multiple period in years, whichever is greater, (c) outplacement services within certain limitations, (d) full vesting of restricted stock units (both those issued in lieu of compensation previously earned and those subject to time vesting under the Company’s long-term incentive plan) and stock options, (e) the extension of the exercise period for stock options by up to the shorter of ten years from the original grant date or the remainder of the original term and (f) waiver of service requirements (but not performance criteria) applicable to performance based awards under the Company’s long term incentive plan. All benefits under the plan are conditioned upon the officer’s release of claims and subject to certain restrictive covenants, such as confidentiality, non-competition, non-solicitation and non-disparagement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDREW CORPORATION

Dated: May 16, 2007	By:	/s/ Marty R. Kittrell
	Name:	Marty R. Kittrell
	Title:	Executive Vice President and Chief Financial Officer